Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-29403, 333-39518, and 333-67464) and Form S-3 (No. 333-90080) of Exabyte Corporation of our report dated March 30, 2004 relating to the consolidated financial statements and consolidated financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 18, 2005